Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SILICON GRAPHICS FINALIZES SALE OF ALIAS SOFTWARE BUSINESS
1500 Crittenden Lane

MOUNTAIN VIEW, Calif., (June 15, 2004) Silicon Graphics (NYSE: SGI), provider of the industry’s highest-performing compute, storage and visualization products, today announced the closing of the sale of its Alias graphics software business to Accel-KKR, a technology-focused private equity investment firm. The final purchase price is $57.5 million in cash. SGI expects to realize approximately $50 million in net proceeds. The results of the Alias business through the closing date will be consolidated and shown as a discontinued operation in SGI’s financials.

The sale of Alias is consistent with SGI's previously-stated strategy to focus on high-performance computing, storage and advanced visualization, with particular emphasis on the fast-growing Linux® marketplace. SGI offers scalable servers, storage solutions, workstations and advanced graphics systems.

SILICON GRAPHICS | The Source of Innovation and Discovery™
SGI, also known as Silicon Graphics, Inc., is the world's leader in high-performance computing, visualization and storage. SGI's vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it's sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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